Exhibit 99.1

      Contact:
      Robert J. Hugin                                 Brian P. Gill
      Senior VP and CFO                               Director of PR/IR
      Celgene Corporation                             Celgene Corporation
      (732) 271-4102                                  (732) 652-4530


                  CELGENE CORPORATION REPORTS RECORD OPERATING
                    PERFORMANCE IN THIRD QUARTER WITH STRONG
                            REVENUE AND PROFIT GROWTH


THIRD QUARTER HIGHLIGHTS:

o RECORD REVENUE EXCEEDS $100 MILLION; THIRD QUARTER REVENUE PERFORMANCE DRIVEN BY 36.7% GROWTH IN THALOMID(R) NET PRODUCT SALES

o QUARTERLY DILUTED EARNINGS PER SHARE INCREASED 383% TO $0.24 (PRE-SPLIT BASIS) FROM $0.05 (PRE-SPLIT BASIS) IN THE YEAR-AGO QUARTER; 7TH CONSECUTIVE QUARTER OF INCREASING PROFITABILITY

o   CELGENE CORPORATION ACQUIRES THALOMID(R) MANUFACTURING ENTITY IN UK

    >> Accretive Transaction Increases Economic Participation in Potential International Growth of THALOMID

    >>  Gain Strategic Control of THALOMID Manufacturing

o FOCALIN XR(R) NDA SUBMITTED BY NOVARTIS PHARMA AG TRIGGERING $7.5 MILLION MILESTONE PAYMENT

o TWO-FOR-ONE STOCK SPLIT APPROVED BY CELGENE BOARD OF DIRECTORS; REPORTING ON A SPLIT-ADJUSTED BASIS EXPECTED TO START ON OCTOBER 25, 2004

o   RAISING 2004 THALOMID REVENUE AND EPS GUIDANCE

    >>  THALOMID Revenue Target Increased to $305 to $310 Million from $295 to $305

    >> Full-Year Profitability Target Increased to $0.60 to $0.65 per Diluted Share from $0.50 to $0.60 per Diluted Share

o KEY REVLIMID(TM) PHASE III AND ACCELERATED PHASE II REGULATORY PROGRAMS ADVANCED IN THIRD QUARTER

    >> REVLIMID Phase II 5q Minus Data To Support Initial NDA Submission in First Quarter 2005

    >>  REVLIMID Multiple Myeloma Pivotal Phase III Special Protocol Assessment
        (SPA) Trials and Phase II Trial Fully Enrolled and Remain on Track


WARREN, NJ - (OCTOBER 21, 2004) - Celgene Corporation (NASDAQ: CELG) announced diluted earnings per share of $0.24 for the quarter ended September 30, 2004, driven by record product sales. Total revenue for the third quarter increased 36.5% to $101.5 million from $74.3 million for the prior-year quarter. THALOMID net product sales in the third quarter of 2004 increased 36.7% to $78.7 million from $57.6 million in the third quarter of 2003. Celgene posted third quarter net income of $21.3 million, or $0.24 per diluted share (pre-split basis) compared to net income of $4.3 million or $0.05 per diluted share (pre-split basis) in the third quarter of last year.

For the nine-month period, total revenue reached a record $272.1 million, an increase of 42.7% over the same period in 2003. THALOMID sales for the nine-month period were $222.5 million compared to $158.1 million in 2003, an increase of 40.8% year-over-year.

Revenue from the Ritalin(R) family of drugs totaled approximately $16.3 million, for the third quarter and approximately $28.9 million for the nine months, including a $7.5 million milestone payment for the Focalin XR NDA submission by Novartis. For the nine-month period, Celgene posted net income of $42.3 million or $0.48 per diluted share (pre-split basis) compared to net income of $8.1 million or $0.10 per diluted share (pre-split basis) in the comparable 2003 period.

During the quarter, Celgene invested nearly 40 percent of total revenue into R&D. Our increased spending in R&D, compared to prior periods, advanced both key Phase II regulatory programs for REVLIMID in 5q minus chromosomal abnormalities and myelodysplastic syndromes as well as ongoing pivotal REVLIMID Phase III SPA trials and Phase II trial for multiple myeloma. Celgene spent $40.2 million in R&D programs during the third quarter of 2004 representing an increase of 22.4% compared to the year ago quarter. These R&D expenditures support ongoing clinical progress in multiple development core programs. These investigational drug development programs include; THALOMID, REVLIMID, ACTIMID(TM), newest IMiD(R) CC-11006 and lead oral PDE 4 & TNF alpha inhibitor CC-10004, as well as other promising compounds such as kinases, benzopyrans, ligases, tubulin inhibitors and placentally-derived stem cell programs.

Celgene reported $798.8 million in cash, cash equivalents and marketable securities, up 8.5 % from $736.6 million reported in the previous quarter. This increase includes the addition of seven hundred and eighty-nine thousand shares of Pharmion common stock resulting from warrants exercised during the third quarter.

"During the third quarter Celgene achieved key milestones delivering strong performance through record revenue and earnings, and establishing key regulatory filing strategies for the potential approval of REVLIMID in multiple hematological cancers," said John W. Jackson, Chairman and Chief Executive Officer of Celgene Corporation. "We look forward to an eventful fourth quarter with key presentations and publications reporting clinical data, at major medical meetings, that continue to validate our lead investigational compounds."

    RAISING 2004 FINANCIAL OUTLOOK:
    -------------------------------

    As a result of our strong performance during the third quarter, we are increasing our 2004 earnings target for full-year profitability to a range of $0.60 to $0.65 per diluted share (pre-split basis) from the previous range of $0.50 to $0.60 per diluted share (pre-split basis). THALOMID revenue guidance has been increased to a range of $305 to $310 million from prior guidance of $295 to $305 million. Other financial targets remain unchanged.

    CORPORATE HIGHLIGHTS & DEVELOPMENTS:
    ------------------------------------

o Celgene announced today that it has acquired all of the outstanding shares of Penn T, the UK based manufacturer of THALOMID for approximately $110 million in cash. This acquisition expands our corporate capabilities and enables the Company to control manufacturing for THALOMID worldwide. Through manufacturing contracts acquired in this purchase, Celgene significantly increases its participation in the potential growth of THALOMID revenue in key international markets. The transaction is expected to be 5 to 10 cents accretive in 2005.

o Celgene advanced its efforts for regulatory approval of REVLIMID based on its ongoing pivotal Phase III special protocol assessment (SPA) trials that may lead to an FDA marketing approval for REVLIMID in multiple myeloma in late-2005, assuming positive clinical data. Additionally, as a result of ongoing discussions with the FDA Celgene plans to submit an initial NDA, with Phase II data, for the treatment of 5q minus chromosomal abnormalities in first quarter 2005.

o The Celgene Board of Directors approved a two-for-one stock split, payable in the form of a 100 percent stock dividend. Stockholders will receive one additional share for every share they own as of the close of business on October 15, 2004. The additional shares will be distributed on October 22, 2004. Reporting of the Celgene share price on a split-adjusted basis is expected to commence on October 25, 2004.

o Clinical investigators from prominent cancer research centers will report data from recent and on-going clinical trials of THALOMID, REVLIMID, ACTIMID and ALKERAN in a broad range of cancers at both the Annual Meeting of the American Society of Hematology (ASH), the largest hematology meeting in the world, in San Diego, CA from December 3-7, 2004 and CHEMO Symposium meetings in New York City from November 10-12. Presentations will report information on potential clinical activity of our compounds in a wide range of hematological and solid tumor cancers, including; newly diagnosed multiple myeloma, myelodysplastic syndromes, 5q minus chromosomal abnormalities, renal cell carcinoma and pancreatic cancer.

    Celgene will host a conference call to discuss the results and achievements of our third quarter 2004 operating and financial performance on October 21, 2004 at 9:00 a.m. EDT. The conference call will be available by webcast at WWW.CELGENE.COM. An audio replay of the call will be available from noon EDT October 21, 2004 until midnight EDT October 29, 2004. To access the replay, dial 1-800-642-1687 and enter Reservation Number 1365364.

ABOUT CELGENE:

Celgene Corporation, headquartered in Warren, New Jersey, is an integrated biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company's website at www.celgene.com.

THIS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, DELAYS, UNCERTAINTIES AND OTHER FACTORS NOT UNDER THE COMPANY'S CONTROL, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE RESULTS OF CURRENT OR PENDING RESEARCH AND DEVELOPMENT ACTIVITIES, ACTIONS BY THE FDA AND OTHER REGULATORY AUTHORITIES, AND THOSE FACTORS DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION SUCH AS 10K, 10Q AND 8K REPORTS.



                              #     #     #

                               CELGENE CORPORATION
                         CONSOLIDATED FINANCIAL RESULTS
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

CONSOLIDATED STATEMENT OF OPERATIONS DATA
------------------------------------------
                                                THREE MONTH PERIOD ENDED      NINE MONTH PERIOD ENDED
                                                      SEPTEMBER 30,                SEPTEMBER 30,
                                                ------------------------      ------------------------
                                                   2004           2003           2004           2003
                                                ---------      ---------      ---------      ---------
Net product sales                               $  83,803      $  65,445      $ 238,933      $ 173,746
Collaborative agreements and other revenue         10,392          6,208         15,420          9,595
Royalty revenue                                     7,273          2,679         17,741          7,366
                                                ---------      ---------      ---------      ---------
    Total revenue                                 101,468         74,332        272,094        190,707

Cost of goods sold                                 15,166         15,932         43,655         36,359
Research and development                           40,154         32,804        116,520         88,042
Selling, general and administrative                27,750         24,690         79,408         69,832
                                                ---------      ---------      ---------      ---------
    Total costs and expenses                       83,070         73,426        239,583        194,233
                                                ---------      ---------      ---------      ---------

Operating income (loss)                            18,398            906         32,511         (3,526)

Interest and other income, net                      4,831          3,765         13,738         12,388

                                                ---------      ---------      ---------      ---------
Income before taxes                                23,229          4,671         46,249          8,862

Income tax provision                                1,974            378          3,931            723

                                                ---------      ---------      ---------      ---------
Net income                                      $  21,255      $   4,293      $  42,318      $   8,139
                                                =========      =========      =========      =========

PER COMMON SHARE - BASIC AND DILUTED(1)
-----------------------------------------------

Net income - basic                              $    0.26      $    0.05      $    0.52      $    0.10
                                                =========      =========      =========      =========

Net income - diluted                            $    0.24      $    0.05      $    0.48      $    0.10
                                                =========      =========      =========      =========

Weighted average shares outstanding-basic          82,045         81,047         81,787         80,760
                                                =========      =========      =========      =========

Weighted average shares outstanding-diluted        88,531         86,329         88,135         85,214
                                                =========      =========      =========      =========

CONSOLIDATED BALANCE SHEET DATA
-----------------------------------------------
                                              SEPTEMBER 30,   DECEMBER 31,
                                                   2004           2003
                                              -------------   ------------
Cash, cash equivalents & marketable
   Securities                                   $ 798,831      $ 666,967
Total assets                                      941,548        791,336
Convertible notes                                 400,000        400,000
Stockholders' equity                              443,619        310,054



(1) Basic and diluted earnings per share ("EPS") and weighted average shares outstanding are reported on a pre-split basis. The additional shares issuable pursuant to the Company's two-for-one stock split will be distributed on October 22, 2004 and reporting of EPS on a split-adjusted basis is expected to commence on October 25, 2005.